Exhibit 99.1

Adesto Technologies Corporation Announces Proposed Private Offering of Convertible Senior Notes Due 2024

SANTA CLARA, Calif. Sept. 17, 2019 - GLOBE NEWSWIRE)— Adesto Technologies Corporation (Nasdaq: IOTS) announced today that it intends to offer, subject to market conditions and other factors, Convertible Senior Notes due 2024 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A (“Rule 144A”) promulgated under the Securities Act of 1933, as amended (the “Act”) (such offering, the “offering”). Adesto also intends to grant to the initial purchaser of the notes a 13-day option to purchase additional notes.

The notes will be senior, unsecured obligations of Adesto, and will bear interest payable semiannually in arrears. The notes will mature on September 15, 2024, unless earlier converted, redeemed or repurchased. Prior to June 15, 2024, the notes will be convertible at the option of holders of the notes only under certain circumstances, and thereafter, at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of Adesto common stock, cash, or a combination thereof, at the election of Adesto.

The interest rate, conversion rate, offering price, and other terms of the notes are to be determined at the time of pricing of the offering.

Adesto expects to use a portion of the net proceeds from the offering to repay in full Adesto’s existing term loan and a portion of the net proceeds from the offering of the notes to pay the cost of the capped call transactions described below. Adesto expects to use the remainder of the net proceeds from the offering for general corporate purposes, which may include investments, acquisitions, or other strategic transactions. However, Adesto has not designated any specific uses and has no current agreements or commitments with respect to any material investment, acquisition, or strategic transaction. If the initial purchaser exercises its option to purchase additional notes, Adesto expects to use a portion of the net proceeds from the sale of additional notes to enter into additional capped call transactions with the option counterparties (as defined below). Any remaining net proceeds from the sale of additional notes will be used for general corporate purposes.

In connection with the offering of the notes, Adesto expects to enter into privately negotiated capped call transactions with one or more financial institutions (the “option counterparties”). The capped call transactions are expected generally to offset potential dilution to holders of Adesto’s common stock as a result of any conversion of the notes, with such offset subject to a cap.

In connection with establishing their initial hedges of the capped call transactions, Adesto expects that the option counterparties and/or their respective affiliates will purchase shares of Adesto common stock and/or enter into various derivative transactions with respect to Adesto common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Adesto common stock or the notes at that time.

In addition, Adesto expects that the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Adesto common stock and/or purchasing or selling Adesto common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions or following any termination of any portion of the capped call transactions in connection with any repurchase, redemption or conversion of notes by Adesto). This activity could also cause or avoid an increase or decrease in the market price of Adesto common stock or the notes, which could affect holders’ ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the amount and value of the consideration that holders will receive upon conversion of such notes.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Adesto common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only to qualified institutional buyers pursuant to Rule 144A by means of a private offering memorandum.

The notes and any shares of Adesto common stock issuable upon conversion of the notes have not been and will not be registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Use of forward looking statements

This press release contains “forward-looking statements” including, among other things, statements relating to the completion, timing and size of the proposed offering, the granting of a 13-day option to purchase additional notes, the potential effects of entering into the capped call transactions, and the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether Adesto will offer the notes or consummate the offering, the final terms of the offering and the capped call transactions, prevailing market conditions, the anticipated principal amount of the notes, which could differ based upon market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, industry or political conditions in the United States or internationally, and the entry into the capped call transactions and the actions of the option counterparties and their respective affiliates and whether the capped call transactions will become effective. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Adesto’s business and financial results, please review the “Risk Factors” described in Adesto’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the Securities and Exchange Commission, or SEC, and in Adesto’s other filings with the SEC. Except as may be required by law, Adesto undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.

Source: Adesto Technologies Corporation

Adesto Media Contact

Jen Bernier-Santarini

+1 650-336-4222

Jen.bernier@adestotech.com

Adesto Investor Relations:

Leanne K. Sievers

Shelton Group

+1-949-224-3874

sheltonir@sheltongroup.com